CONSENT

I consent to the inclusion in this Offering Statement of Brazil Potash on Form 1-A the disclosure derived from the technical report I prepared in accordance with NI 43-101, entitled "NI 43-101 Technical Report, Autazes Potash Project – Bankable Feasibility Study Report" dated April 22, 2016, such disclosure which will be included and made part of Brazil Potash's Form 1-A filed with the SEC. I also consent to the reference to my name within such Form 1-A.

Name: Reza Ehsani
Title: Americas MMM Manager of Projects

Signature:

Date: June 25, 2021